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                    [CANTOR FITZGERALD LOGO AND LETTERHEAD]





EVEREN Securities, Inc.
Unit Trust Department 29th Floor
77 West Wacker Drive
Chicago, Illinois 60601


                  Re: Defined Corporate Income Trust Series 4
                      Defined Investment Grade Corporate
                      Income Trust Series 2


Gentlemen:


You have provided to us and we have examined Registration Statement File No. 33-64619 for the above captioned trust. We hereby acknowledge that Cantor Fitzgerald & Co. ("Cantor") will act as the evaluator for the trust pursuant to the terms and conditions of the Information Evaluation Service Agreement between Cantor and EVEREN Securities, Inc. ("EVEREN") dated as of October 13, 1995 (the "IES Agreement"). We hereby consent to the use in the Registration Statement of the reference to Cantor Fitzgerald & Co. as evaluator.

You acknowledge that this letter shall not confer upon you any rights or impose on Cantor any obligations, other than those expressly set forth in the IES Agreement.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                       Very truly yours,

                                       CANTOR FITZGERALD & CO.,




                                       By: /s/ Debra Walton

                                         Debra Walton
                                         Managing Director

Acknowledged and Agreed:

EVEREN SECURITIES, INC.

By:








                        [CANTOR FITZGERALD LETTERHEAD]